                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                     Emergency Medical Services Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29100P102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 16, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         /  /     Rule 13d-1(b)

         /x/      Rule 13d-1(c)

         /  /     Rule 13d-1(d)

-----------------
        (1)       The  remainder  of this  cover  page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

                  The  information  required in the remainder of this cover page shall  not be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
Securities  Exchange Act of 1934 or otherwise subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, SEE the NOTES).

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 2 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  391,798 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              391,798 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    391,798 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.2%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 3 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  305,052 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              305,052 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    305,052 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.3%
--------------------------------------------------------------------------------
    12             TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 4 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  7,150 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              7,150 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    7,150 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 5 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   398,948 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              398,948 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    398,948 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    4.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 6 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   305,052 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              305,052 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    305,052 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 7 of 14 Pages
-------------------------                              -------------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   704,000 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              704,000 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    704,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    7.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 8 of 14 Pages
-------------------------                              -------------------------

Item 1(a).        Name of Issuer:

                  Emergency Medical Services Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  6200 S. Syracuse Way
                  Suite 200
                  Greenwood Village, Colorado 80111

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Accipiter  Life  Sciences
                  Fund, LP, a Delaware limited partnership  ("ALSF"),  Accipiter
                  Life Sciences Fund (Offshore),  Ltd., a Cayman Islands company
                  ("Offshore"),  Accipiter Life Sciences Fund II, LP, a Delaware
                  limited partnership ("ALSF II"), Accipiter Capital Management,
                  LLC,  a Delaware  limited  liability  company  ("Management"),
                  Candens  Capital,  LLC, a Delaware limited  liability  company
                  ("Candens")  and Gabe Hoffman  (together  with ALSF,  ALSF II,
                  Offshore,  Management and Candens,  the  "Reporting  Person").
                  Gabe  Hoffman  is (1) the  managing  member of  Candens  (Gabe
                  Hoffman  and  Candens  are  hereinafter  referred  to  as  the
                  "Domestic Controlling Persons"),  which in turn is the general partner  of ALSF and ALSF II, and (2) the  managing  member of
                  Management   (Gabe  Hoffman  and  Management  are  hereinafter
                  referred to as the "Foreign  Controlling  Persons"),  which in turn is the investment manager of Offshore.  Consequently, Mr.
                  Hoffman,   the  Domestic   Controlling   Persons  and  Foreign
                  Controlling  Persons may be deemed,  pursuant to Rule 13d-3 of the  Securities  Exchange Act of 1934, as amended (the "Act"), to be the  beneficial  owners of all  shares of Class A Common
                  Stock  held by  ALSF,  ALSF  II and  Offshore.  The  Reporting
                  Persons  are  filing  this  joint  statement,  as they  may be considered  a  "group"  under  Section  13(d)(3)  of the  Act.
                  However,  neither  the filing nor  anything  contained  herein shall be deemed to be an  admission by the  Reporting  Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  399 Park Avenue, 38th Floor
                  New York, New York 10022

Item 2(c).        Citizenship:

                  ALSF,  ALSF II, Candens and Management are organized under the laws of the State of Delaware. Offshore is organized under the laws of the Cayman  Islands.  Gabe Hoffman is a citizen of the
                  United States of America.

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value $0.01 per share

Item 2(e).        CUSIP Number:

                  29100P102

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                     Page 9 of 14 Pages
-------------------------                              -------------------------

Item 3.           If This  Statement  is Filed  Pursuant  to Rule  13d-1(b),  or
                  13d-2(b) or (c), Check Whether the Person Filing is a:

                  /X/      Not Applicable

         (a)      / /      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.

         (b)      / /      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.

         (c)      / /      Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.

         (d)      / /      Investment  company registered under Section 8 of the
                           Investment Company Act.

         (e)      / /      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E).

         (f)      / /      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act.

         (i)      / /      A church plan that is excluded from the definition of
                           an investment  company under Section  3(c)(14) of the
                           Investment Company Act.

         (j)      / /      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  The percentages  used herein are calculated based on 9,248,325 shares of Class A Common Stock  outstanding as of December 15,
                  2005, as reported in the Issuer's  424(b)(4)  Prospectus filed with the  Securities  and Exchange  Commission on December 20,
                  2005.

                  See Cover Pages, Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                    Page 10 of 14 Pages
-------------------------                              -------------------------

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                    Page 11 of 14 Pages
-------------------------                              -------------------------

                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated: February 6, 2006                    ACCIPITER LIFE SCIENCES FUND, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND II, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND
                                           (OFFSHORE), LTD.

                                           By: Accipiter Capital Management, LLC
                                               its investment manager

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER CAPITAL MANAGEMENT, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           CANDENS CAPITAL, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           /s/ Gabe Hoffman
                                           -------------------------------------
                                           GABE HOFFMAN

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                    Page 12 of 14 Pages
-------------------------                              -------------------------

                                  EXHIBIT INDEX

                  The following document is filed herewith:

                  (a)      Joint Filing  Agreement dated as of  February 6, 2006
                           among  Accipiter Life Sciences  Fund,  LP,  Accipiter
                           Life  Sciences Fund II, LP,  Accipiter  Life Sciences
                           Fund (Offshore),  Ltd., Accipiter Capital Management,
                           LLC, Candens Capital, LLC and Gabe Hoffman.

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                    Page 13 of 14 Pages
-------------------------                              -------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The  undersigned  hereby agree that the Statement on Schedule 13G dated
February  6,  2006 with  respect  to  the  shares of Common  Stock of  Emergency
Medical Services Corporation and any further amendments thereto executed by each and any of the  undersigned  shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1)  under the
Securities Exchange Act of 1934, as amended.

Dated: February 6, 2006                    ACCIPITER LIFE SCIENCES FUND, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND II, LP

                                           By: Candens Capital, LLC
                                               its general partner

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER LIFE SCIENCES FUND
                                           (OFFSHORE), LTD.

                                           By: Accipiter Capital Management, LLC
                                               its investment manager

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           ACCIPITER CAPITAL MANAGEMENT, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

-------------------------                              -------------------------
CUSIP No. 29100P102                   13G                    Page 14 of 14 Pages
-------------------------                              -------------------------

                                           CANDENS CAPITAL, LLC

                                           By: /s/ Gabe Hoffman
                                               ---------------------------------
                                               Gabe Hoffman, Managing Member

                                           /s/ Gabe Hoffman
                                           -------------------------------------
                                           GABE HOFFMAN